SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

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                       Date of Report: September 30, 2002

                               AMBIENT CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                     0-23723                 98-0166007
(State or Other Jurisdiction        Commission File            IRS Employer
      of Incorporation)                 Number)             Identification No.)

               1033 Beacon Street, Brookline, Massachusetts 02446
                    (Address of Principal Executive Offices)

                                  617-735-9395
              (Registrant's Telephone Number, including Area Code)

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                    INFORMATION TO BE INCLUDED IN THE REPORT

      ITEM 5. OTHER EVENTS

      On September 30, 2002, Ambient Corporation (hereinafter, the "Company") and Consolidated Edison, Inc. ("Investor"), entered into a stock purchase agreement (the "Investment Agreement") whereby Investor undertook to invest $1.4 million in the Company over the next five months (the "Investment"), in consideration of the issuance of 35 million shares (collectively, the "Purchased Shares") of the Company's common stock, par value $0.001 per share (collectively, the "Common Stock"). Consolidated Edison Company of New York, Inc. ("CECONY"), an affiliate of the Investor, and the Company, entered into a Research and Development Agreement, dated as of February 7, 2002 (the "Development Agreement"), pursuant to which the Company and CECONY have been jointly designing, developing and testing the feasibility of the Company's proposed high speed powerline based communications technology (the "Company's Proposed Technology").

      Pursuant to the Investment Agreement, the Investor paid into the Company on September 30, 2002, $225,000 (the "Initial Closing") in respect of 12,250,000 shares of the Company's Common Stock and the cancellation of $90,000 and $175,000 previously advanced to the Company by CECONY in July-August 2002 for the purpose of furthering the design, development and testing of the Company's Proposed Technology. Under the terms of the Investment Agreement, the Investor is to pay into the Company, within 30 days, an additional $200,000 for 5 million shares of the Company's Common Stock. Thereafter, within each succeeding 30 day period until the full amount of the Investment is paid in, the Investor is to pay in to the Company $200,000 for 5 million shares of the Company's Common Stock, except that with respect to the final payment the amount required to be paid in shall be $110,000 for 2,750,000 shares of Common Stock. Under the terms of the Investment Agreement, the Investor is not required to complete the Investment under certain limited circumstances relating to Company insolvency or bankruptcy, the pendency of a legal proceeding which is likely to have a material adverse effect on the Company's assets or its business or in the event of the incapacity or inability to continue to perform duties of any of John J. Joyce, the Company's Chief Executive Officer, Dr. Yehuda Cern, the Company's Chief Engineer or Ramdas Rao, the Company's Chief Network Architect.

      Under the terms of the Investment Agreement, following the Initial Closing and so long as the Investor continues to hold, in the aggregate, 25% of the issued and outstanding shares of the Company's Common Stock (the "Requisite Percentage Holdings"), the Company undertook to notify the Investor of the terms of any proposed equity or debt financing in an amount exceeding $500,000 (the "Subsequent Investment") and to afford the Investor the opportunity to approve or reject such Subsequent Investment, provided, that following June 30, 2003, the minimum amount per subsequent investment requiring notification is increased to $750,000 and should the Investor not approve the proposed financing, the Investor undertakes to complete such financing on substantially similar terms. Additionally, so long as the Investor continues to hold at all times the Requisite Percentage Holdings, the Investor shall be entitled to designate one member of the Company's board of directors (the "Investor Board Designee"). Along with the other directors, the Investor Board Designee will be required to stand for re-election by the Company's stockholders at the Company's scheduled meetings for the election of directors.

      The Company agreed to register, upon the Investor's request, the Purchased Shares. Additionally, the Investor was accorded piggy-back registration rights. There are certain restrictions relating to non-market sales or transfers by the Investor of the Purchased Shares.

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      Contemporaneous with the Investment, certain of the Company's employees have agreed to convert into Common Stock accrued amounts owing to them for unpaid compensation and other benefits due to them the Company (the "Employee Conversions"). In respect of such Employee Conversions, the Company anticipates issuing to such employees approximately 4,200,000 shares of the Company's Common Stock.

      Following the Employee Conversions and completion of the entire Investment by the Investor and without giving effect to the (i) exercise of the Company's outstanding warrants and options or (ii) any Subsequent Investment, the Investor will hold approximately 50% of the Company's issued and outstanding Common Stock.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2002                    AMBIENT CORPORATION


                                            By: /s/ John J. Joyce,

                                            John J. Joyce,
                                            Chief Executive Officer